Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Madison County Financial, Inc. of our report dated April 27, 2012, on our audits of the consolidated financial statements of Madison County Holding Company, MHC as of and for the years ended December 31, 2011 and 2010, which report is included in the Registration Statement on Form S-1 of Madison County Financial, Inc., originally filed with the Securities and Exchange Commission on May 1, 2012 (Commission File No. 333-181070), as amended and declared effective on August 10, 2012.

/s/ BKD, LLP

BKD, LLP

Indianapolis, Indiana
October 16, 2012